KOHL'S CORPORATION REPORTS APRIL COMPARABLE STORE SALES

Raises First Quarter Earnings Guidance

MENOMONEE FALLS, WI, -- (Business Wire) - May 6, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended May 1, 2010 decreased 5.0 percent from the four-week month ended May 2, 2009. On a comparable store basis, sales decreased 7.7 percent.

For the quarter and year-to-date period, total sales increased 10.9 percent and comparable store sales increased 7.4 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "As expected, we reported a decrease in comparable store sales in April due to the timing of Easter and our Grand Opening events. We were pleased with our 8.8% comparable store sales performance for the combined March/April period as well as our first quarter performance. Our E-commerce business continues to generate significant growth, achieving a 50 percent increase in sales in the first quarter."

From a regional perspective, the Southeast and South Central regions led the company for the month. Footwear, Women's and Men's achieved the strongest comparable store sales performance during the month.

For the quarter, all lines of business and regions achieved positive comparable store sales increases. From a regional perspective, the Southeast and West regions led the company. Footwear and Home achieved the strongest comparable store sales increases for the quarter.

The Company now expects earnings of $0.61 to $0.62 per diluted share for the first quarter of fiscal 2010, exceeding its previous guidance of $0.55 to $0.57 per diluted share.

	Fiscal Period Ended		% Change
	May 1,	May 2,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
April	$1,139	$1,199	(5.0)%	(7.7)%
March/April	2,951	2,632	12.1	8.8
Quarter-to-date and Year-to-date	4,035	3,638	10.9	7.4

The Company operates 1,067 stores in 49 states, compared to 1,022 in 49 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, May 6, until 8:30 PM EDT on Friday, May 7, 2010. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

First Quarter 2010 Earnings

The Company will report earnings for the first quarter of 2010 at 7:00 AM EDT on Thursday, May 13. Investors will have an opportunity to listen to the first quarter earnings conference call at 8:30 AM EDT on May 13 by dialing (800) 839-6491 (US/Canada Dial-in Number) or (706) 902-0486 (International/Local Dial-in Number), using Conference ID 71028626. A replay of the call will also be accessible at approximately 9:30 AM EDT on May 13, until midnight EDT on June 13, 2010. To listen to the replay, dial (706) 645-9291, and use Conference ID 71028626.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2807925 at least ten minutes prior to the call to download and install any necessary audio software. The web cast will be available until June 13, 2010.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,067 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464